Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Diplomat Pharmacy, Inc.

Flint, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-224173) and Form S-8 (No. 333-199244) of Diplomat Pharmacy, Inc. of our reports dated March 18, 2019, relating to the consolidated financial statements, and the effectiveness of Diplomat Pharmacy, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

/s/BDO USA, LLP
Troy, Michigan

March 18, 2019